Exhibit 10.1

March 6, 2008

Donald R. Dancer

Re:                             Compensation Agreement and Severance Agreement

Dear Don:

                Reference is made to that certain Compensation Agreement between you and International Rectifier Corporation (the “Company”), dated as of October 29, 2007 (the “Compensation Agreement”) and that certain Severance Agreement between you and the Company dated as of October 29, 2007 (the “Severance Agreement” and collectively with the Compensation Agreement, the “Agreements”)).  The purpose of this letter agreement is to supplement and amend the terms of the Compensation Agreement and to amend the Severance Agreement, effective as of March 1, 2008, as follows:

Compensation Agreement

(1)  Change in Title/Position.  The Compensation Agreement is hereby amended to provide that effective as of March 1, 2008, your title is Executive Vice President, Chief Administrative Officer and you have the duties and authorities that are commensurate with such positions.  You additionally retain on an interim basis your titles of General Counsel and Secretary, and the Board retains the right, in its sole discretion, to reassign the titles of General Counsel and Secretary and the duties and authorities commensurate with such positions to other persons.  As of March 1, 2008, you no longer serve as the Company’s Chief Executive Officer.

(2)  Equity Awards.  Subject to the discretion of the Company’s Compensation Committee, you will be entitled to receive equity awards on a basis that is consistent with the level and terms of equity awards provided to other executive officers of the Company.  For purposes of clarity, any such equity award would be in addition to, and not in lieu of, the stock options and RSU Award (as defined in the Compensation Agreement) set forth in paragraphs 5 and 6 of the Compensation Agreement.

(3)  Retention Payments.  In addition to your base salary, annual bonus opportunity and the special cash bonus you became entitled to receive on March 1, 2008 under the Compensation Agreement, you will also receive: (i) a one-time cash retention payment of $600,000 if you are employed by the Company on September 1, 2008 (payable within ten (10) business days thereafter) and (ii) a one-time cash retention payment of $400,000 if you are employed by the Company on March 1, 2009 (payable within ten (10) business days thereafter) (collectively, the “Retention Bonuses”).

Notwithstanding the foregoing, if your employment is terminated by the Company without Cause (as defined in the Separation Agreement) before either or both of the Retention Bonuses become payable, you will receive a cash lump sum payment equal to the then-unpaid portion of the Retention Bonuses (payable within ten (10) business days after the date of your termination of employment).

In addition, if you terminate your employment for any reason before either or both of the Retention Bonuses become payable, you will receive a cash lump sum payment of a portion of the Retention Bonuses as follows: if your employment terminates before September 1, 2008, you will receive an amount equal to $600,000 multiplied by a fraction, the numerator of which is the number of days you worked from March 1, 2008 to your termination date and the denominator of which is 184.

(4)  Special Severance Payment.    If your employment by the Company is terminated for any reason other than by the Company with Cause and such termination does not constitute a Qualifying Termination that gives rise to your entitlement to benefits under Section 2 of the Separation Agreement, you will receive (i) a cash amount equal to the sum of one times your annual Base Pay and that year’s Target Bonus, and (ii) the Employee Benefits described in Section 2(c) of the Separation Agreement but with an Employee Benefits Continuation Period of 12 months from the date of your employment termination.  With respect to any stock options that are vested as of the date of your employment termination, you will have the later of (i) one year following your employment termination date, and (ii) the date that is 90 days after the Company is again current in its financial statement reporting obligations under Section 13 of the Securities Exchange Act of 1934 for the purposes of the exercise of stock options under the Company’s stock option plan, after which time any and all of your stock options that you have not exercised shall terminate and be of no further force and effect; provided however, your vested stock options shall be subject to all other terms and conditions of the plan and other documents under which the options were originally granted, including, without limitation, early termination upon the first to occur of (i) the maximum year term of such options upon grant or (ii) a change of control of the Company, in each case on the terms provided for under the applicable option plan and option agreement.    You will only be entitled to receive the benefits described in this paragraph upon a termination of employment upon your execution and delivery to the Company of a release agreement in the form set forth in Section 2(p) of the Separation Agreement. (For purposes of this paragraph, the terms Cause, Qualifying Termination, Base Pay, Target Bonus, Employee Benefits and Employee Benefits Continuation Period have the meanings set forth in the Separation Agreement.)

If, however, your employment by the Company is terminated for any reason other than by the Company with Cause and such termination constitutes a Qualifying Termination that gives rise to your entitlement to benefits under Section 2 of the Separation Agreement, you will only be entitled to the benefits provided under the Separation Agreement and will not be entitled to any additional severance under this paragraph 4.

(5)  Section 409A.  If you become entitled to a payment under either the third grammatical paragraph of Section 3 above or the first grammatical paragraph of Section 4 above, the payment will be made to you on (or within ten (10) business days after) the date of your “separation from service” with the Company (within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder).  However, if you are a “specified employee” of the Company for purposes of Section 409A of the Code, the amount otherwise payable to you pursuant to this paragraph in connection with your separation from service shall not be paid until the date that is six months and one day after the date you have a separation from service with the Company (or, if earlier, the date of your death), and shall be paid (without interest) on or within ten (10) business days after that date, to the extent such six-month delay is required to avoid the imputation of any tax, penalty, or interest under Section 409A of the Code.

Separation Agreement

(1)  Definition of Change in Control and Good Reason.  The Separation Agreement is hereby amended effective as of March 1, 2008 to provide that your changes in position and title set forth above do not and shall not constitute a “Change in Control” under Section 1(e) of the Separation Agreement nor shall they constitute “Good Reason” under Section 1(m) of the Separation Agreement.

(2)  Waiver.  You expressly waive any and all rights you may have otherwise had to benefits under the Separation Agreement as a result of the change in your title as set forth herein and you expressly acknowledge and agree that the benefits and promises set forth herein constitute adequate consideration for your agreement to waive any such rights thereunder.

                This letter agreement does not modify any other terms of the Agreements except as expressly set forth above.

                If this letter agreement accurately sets forth our agreement with respect to the foregoing matters, please indicate your acceptance by signing this letter below and returning it to me.  A duplicate copy of this letter agreement is included for your records.

International Rectifier Corporation

By:

Print Name:	Lawrence A. Michlovich

Title:	Vice President & Assistant Secretary

Accepted and Agreed:

Donald R. Dancer

Date:	3/12/08